Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

First United Corporation

Oakland, Maryland

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-143296) and the Registration Statements on Form S-3 (File Nos. 333-157562 and 333-180514) of First United Corporation of our report dated March 9, 2016, except for Note 2 to the consolidated financial statements, as to which the date is January 24, 2017, relating to the consolidated financial statements of First United Corporation as of December 31, 2015 and 2014 and for each year in the two year period ended December 31, 2015, which appears in the December 31, 2015 Form 10-K, as amended by Amendment No. 1 on Form 10-K/A.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

January 24, 2017